UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14A-11(c) or §240.14a-12

COLONY BANKCORP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. § 240.14a-101

SEC 1913 (3-99)

March 21, 2003

Dear Shareholder:

You are invited to attend our Annual Meeting of Shareholders to be held on April 22, 2003 in Fitzgerald, Georgia at the time and place shown in the attached notice. As we do at the meeting every year, in addition to considering the matters described in the proxy statement, we will review our 2002 business results and other matters of interest to our shareholders.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Colony Bankcorp stock will be represented at the meeting. If you attend the meeting and prefer to vote in person, you may do so. The attached proxy statement explains more about proxy voting. Please read it carefully.

We look forward to your participation in the annual meeting process.

Sincerely,

/s/ James D. Minix
James D. Minix
President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF COLONY BANKCORP, INC.

DATE:	Tuesday, April 22, 2003

TIME:	6:00 p.m.

PLACE:	Colony Bankcorp, Inc.
Corporate Offices
115 South Grant Street
Fitzgerald, Georgia

MATTERS TO BE VOTED ON:

PROPOSAL I: Election of ten directors

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on March 15, 2003 may vote at the meeting.

Your vote is important. Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

/s/ James D. Minix
James D. Minix
President and Chief Executive Officer

Fitzgerald, Georgia

March 21, 2003

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 22, 2003

To the shareholders of Colony Bankcorp, Inc.:

Notice is hereby given that the annual meeting of shareholders (the “annual meeting”) of Colony Bankcorp, Inc. (the “Company”) will be held at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia on Tuesday, April 22, 2003 at 6:00 p.m., local time, for the following purposes:

(1)	To elect 10 directors for a term of one (1) year; and
(2)	To transact any other business that may properly come before the annual meeting or any other adjournment or postponement thereof.

The close of business on March 15, 2003 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting.

Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered—whether individually, as joint tenants, or in a representative capacity—and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, for any purpose germane to the annual meeting, during normal business hours, for a period of at least 10 days prior to the annual meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the annual meeting . Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope. Returning your proxy does not deprive you of your right to attend the annual meeting and vote your shares in person.

More detailed information regarding the matters to be acted upon at the special meeting is contained in the proxy statement accompanying this notice.

By order of the Board of Directors

/s/ James D. Minix,
James D. Minix, President
and Chief Executive Officer

Fitzgerald, Georgia

March 21, 2003

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

April 22, 2003

This proxy statement is furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2003 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, April 22, 2003, at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia, at 6:00 p.m. local time.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or given to shareholders is March 21, 2003.

As used in this proxy statement, the terms Colony Bankcorp, Company, we, our and us all refer to Colony Bankcorp, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Annual Meeting consist of Colony Bankcorp’s $1.00 par value common stock (“Colony Bankcorp stock”), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Colony Bankcorp stock who are entitled to notice of and to vote at the Annual Meeting is March 15, 2003. On the record date, 4,583,382 shares of Colony Bankcorp stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Colony Bankcorp stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect ten directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve Proposal No. 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. Any other matter which may be submitted to shareholders at the meeting will be determined by a majority of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted and will have no effect.

Our directors and executive officers hold 1,279,539.7 shares of Colony Bankcorp stock, or approximately 27.92% of all outstanding stock, and we believe that all of those shares will be voted in favor of both proposals.

Proxies

All properly executed proxy cards delivered pursuant to this soliciation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matter to be voted upon, the shares represented by a signed proxy card will be voted “for” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Harold E. Kimball, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, or by voting in person at the Annual Meeting.

All expenses incurred in connection with the solication of proxies will be paid by us. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers, and regular employees of the Company without additional compensation.

Proposal No. 1

Election of Directors

Our Board of Directors consists of eleven members, eight of whom are non-employee directors. The Company’s bylaws provide that the Board of Directors shall consist of not less than three nor more than twenty-five persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. The Board of Directors has voted that the Board consist of ten members for the Company’s ensuing fiscal year.

The Board has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2004 annual meeting:

Terry L. Coleman	James D. Minix
L. Morris Downing, Jr.	Walter P. Patten
Edward J. Harrell	W. B. Roberts, Jr.
Terry L. Hester	R. Sidney Ross
Harold E. Kimball	B. Gene Waldron

Each of the nominees is currently a director.

The Board of Directors recommends that you vote “FOR” the proposal to elect the ten nominees names above.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

Information as of December 31, 2002 about each of the nominees is set forth below. Their ownership of Colony Bankcorp stock is set forth in the table on page seven. Colony Management Services, Inc. and all listed banks are subsidiaries of the company.

Directors and Nominees:

Terry L. Coleman. Mr. Coleman, age 59, is the Owner of Huddle House in Eastman, Georgia. He serves as Speaker of the House of Representatives and a Director of Colony Bank of Dodge County. Mr. Coleman has been a Director of Colony Bankcorp since May, 1990.

L. Morris Downing, Jr. Mr. Downing, age 60, is President of Lowell Packing Company. He also serves as a Director of Colony Management Services, Inc. Mr. Downing has been a director of Colony Bankcorp since July, 1994 and has served as Chairman of the Board since May, 2002.

Terry L. Hester. Mr. Hester, age 48, has been Executive Vice President and Chief Financial Officer of Colony Bankcorp since June, 1994. He also served as Acting President and Chief Executive Officer from June, 1993 to June, 1994 and has served as Treasurer since 1982. He also serves as a Director of Colony Bank Wilcox and Colony Bank Quitman, FSB. Mr. Hester has been a Director of Colony Bankcorp since March, 1990.

Edward J. Harrell. Mr. Harrell, age 58, is Partner of the Macon law firm, Martin, Snow, LLP. Mr. Harrell has been a director of Colony Bankcorp since December, 2002.

Harold E. Kimball. Mr. Kimball, age 69, is Vice President of Dixie Electron, Inc. He also serves as Chairman of the Board of Colony Bank of Fitzgerald and as Director of Colony Management Services, Inc. Mr. Kimball has been a Director of Colony Bankcorp since November, 1982 and as Secretary since May, 2002.

James D. Minix. Mr. Minix, age 61, has served as President and Chief Executive Officer of the Company since June, 1994. Mr. Minix served as President and Chief Executive Officer of Colony Bank of Fitzgerald from January, 1993 to June, 1994. He also served as President and Chief Executive Officer of Colony Bank Ashburn from February, 1990 to December 1992. He serves as a Director for Colony Bank Southeast and Colony Bank Worth. Mr. Minix has been a Director of Colony Bankcorp since March, 1994.

Walter P. Patten. Mr. Patten, age 51, has served as Executive Vice President of the Company since May, 2000. Mr. Patten has served as President and CEO of Colony Bank Worth since January, 1992. Mr. Patten has responsibility for supervision of all Colony banking subsidiaries. He serves as a Director of Colony Bank Worth, Colony Bank Ashburn, Georgia First Mortgage, Colony Management Services, Inc. and Colony Bank Quitman, FSB. Mr. Patten has been a director of Colony Bankcorp since December, 2000.

W. B. Roberts, Jr. Mr. Roberts, age 60, is a Farmer and a Businessman. He also serves as Chairman of the Board of Colony Bank Ashburn. Mr. Roberts has been a Director of Colony Bankcorp since March, 1990.

R. Sidney Ross. Mr. Ross, age 61, is President of Ross of Georgia, Inc. Mr. Ross has been a Director of Colony Bankcorp since November, 1982.

B. Gene Waldron. Mr. Waldron, age 43, is President of Tri-County Gin, Inc., President of Deep South Peanut, Inc., President of Waldron Enterprises, Inc. and Vice President of Waldron Farm Service, Inc. He also serves as Chairman of the Board of Colony Bank Southeast. Mr. Waldron has been a director of Colony Bankcorp since April, 2002.

Each director serves until the annual meeting following his election or until such later time as his successor is elected and qualifies or there is a decrease in the number of directors.

Executive Officers:

James D. Minix, Terry L. Hester, Walter Patten, Al Ross and Paul Williams are the only executive officers of Colony Bankcorp, Inc. Messrs. Minix, Hester and Patten were previously reported on as nominees for election as directors.

Al D. Ross. Mr. Ross, age 39, has served as President and Chief Executive Officer of Colony Bank Southeast since May, 2001. He also served as Executive Vice President of Colony Bank Southeast from March, 1998 to May, 2001. He also serves as Executive Vice President of Colony Bankcorp since January, 2003 and served as Senior Vice President of Colony Bankcorp from May,

2002 to January, 2003. Mr. Ross has responsibility for supervision of the credit function for all Colony banking subsidiaries. Mr. Ross serves as a Director of Colony Bank Southeast, Colony Management Services, Inc. and Chairman of Georgia First Mortgage Company.

Paul W. Williams. Mr. Williams, age 45, has served as President and Chief Executive Officer of Colony Mangagement Services, Inc. since August, 1998. He has also served as Senior Vice President of Colony Bankcorp since May, 2002. Mr. Williams is also a Director of Colony Management Services, Inc. and Georgia First Mortgage Company.

Executive officers do not hold office for a fixed term but may be removed by the Board of Directors with or without cause.

Meetings and Committees of the Board of Directors

Our Board of Directors conducts regular meetings, generally on a monthly basis and also conducts some of its business through the four committees described below. Our Board of Directors met twelve times during the year, and each director attended at least 75% of the meetings of the full Board and of the committees on which he serves.

The Executive Committee assists the Board in its duties and reviews and evaluates the Company’s strategic plans. Mr. Minix, Mr. Ross, Mr. Kimball, Mr. Mills (1), Mr. Downing, and Director Emeritus Marion Massee were members of this committee during the year. The committee met three times during the year.

The Compensation Committee determines the salaries and bonuses of the executive officers of the Company, reviews a cash incentive bonus plan and profit sharing compensation plan for employees of the Company and subsidiary banks, and evaluates the Company’s various benefit programs. Mr. Minix, Mr. Coleman, Mr. Downing, Mr. Kimball, and Director Emeritus Joe Shiver were members of this committee during the year. The committee met three times during the year.

The Audit Committee reviews, with our independent accountants, the scope and results of their audit engagement and management letter, consults with management concerning our accounting methods and the adequacy of our internal controls, and oversees and reviews our internal auditing procedures. Mr. Downing, Mr. Kimball, Mr. Waldron, Mr. Coleman and Director Emeritus Joe Shiver were members of this committee during the year. This committee met eleven times during the year.

The Asset/Liability Committee reviews and evaluates our risk management in liquidity, capital planning and asset mix, and volume controls. Mr. Downing, Mr. Hester, Mr. Roberts, and Mr. Waldron were members of this committee during the year. The committee met three times during the year.

(1) Mr. Ben B. Mills was a member of the board and various committees, all of 2002, and was not nominated as a director nominee for election in 2003 due to reaching mandatory retirement age of 70 years.

Director Compensation

Directors of the Company receive $600 for each meeting of the Board of Directors attended and $500 for meetings not attended with the exception of the Chairman who receives $700 for each board meeting attended. Outside directors are paid $150 for attending any committee meetings of the company for which they serve.

Directors of Colony Bank of Fitzgerald receive $400 for each meeting attended and $300 for each meeting not attended. Directors Emeritus receive $200 for each meeting attended.

Directors of Colony Bank Ashburn receive $300 for each meeting attended and $50 for each loan and audit committee meeting attended.

Directors of Colony Bank of Dodge County receive $300 for each meeting attended and $50 for each loan committee meeting attended.

Directors of Colony Bank Worth receive $300 for each meeting attended and $50 for each loan committee meeting attended.

Directors of Colony Bank Southeast receive $300 for each meeting attended and $50 for each committee meeting attended.

Directors of Colony Bank Wilcox receive $300 for each meeting attended and $50 for each loan committee meeting attended.

Directors of Colony Management Services, Inc. receive $250 for each meeting attended.

Directors of Colony Bank Quitman, FSB receive $450 for each meeting attended and $100 for each loan committee meeting attended.

Directors of Colony Bank of Fitzgerald were able to defer all or a portion of director’s fees in return for a deferred income agreement. Under the agreement, a Director agrees to serve for either five or ten years without director’s fee compensation in exchange for an agreement by the Bank to pay the director deferred income at death, or upon attaining age 65. With the deferred compensation, the Bank has purchased key man insurance on the participating directors which will pay the Bank a death benefit equal in value to the projected cost of the deferred income. Management believes the program will have no net cost to the Bank. Liabilities accrued under the plan totaled $761,659 as of December 31, 2002. Benefit payments under the contracts were $60,890 in 2002. Provisions charged to operations totaled $103,284 in 2002. All fees covered by the deferred compensation plan have been deferred and all directors are now receiving director fees. Colony Bank of Fitzgerald continues to pay premiums on the insurance policies. All directors are participating in the plan, except new directors elected since 1990.

Directors of Colony Bank Quitman, FSB adopted a deferred compensation plan effecitve December 15, 1996 for the benefit of its officers and directors. The bank funds the plan with general bank assets. The bank acquired life insurance policies to serve as the primary funding source. As of December 31, 2002, the cash values of those policies were $996,051. The liability accrued for benefits payable under the plan was $75,938 as of December 31, 2002. The purposes of the plan are to provide key person life insurance to the bank and to provide retirement benefits to key employees. A total of six directors participate in the plan. Annual future retirement payments for non-employee directors have limits based on the participant’s highest annual compensation. During 2002, the bank recognized deferred compensation expense of $44,867. Income recognized on plan assets was $41,726. Thus, net expense for calendar 2002 was $3,141. All directors are participating in the plan, except new directors elected since 2002.

Stock Ownership

Principal Shareholders

This table sets forth information as of February 28, 2003, regarding ownership of Colony Bankcorp by each person we believe owns more than 5% of such stock.

Name and Address	Shares Beneficially Owned		Percent of Class
Robert Sidney Ross Post Office Box 666 Ocilla, Georgia 31774	535,532.7	(1)	11.68%

(1) Includes 442,644 shares owned by Robert Sidney Ross; 68,949 shares owned by Ross of Georgia, Inc.; 5,762 shares owned by minor children, and 285.7 shares owned by spouse and 17,892 owned by a family trust.

Directors and Executive Officers

The following table sets forth information as of February 28, 2003, regarding the ownership of Colony Bankcorp stock by each Colony Bankcorp director (including nominees for director) and by the executive officers of Colony Bankcorp and its subsidiaries, and by all directors and executive officers as a group.

Name and Address	Shares Beneficially Owned (1)	Percent of Class
Terry L. Coleman Director	97,726.7	2.13%

L. Morris Downing, Jr. Director	143,802.0	3.14%

Name and Address	Shares Beneficially Owned (1)		Percent of Class
Edward J. Harrell Director	16,800.0		0.37%

Terry L. Hester Director; Executive Officer	83,810.8	(2)	1.83%

Harold E. Kimball Director	80,486.0		1.76%

James D. Minix Director; Executive Officer	90,415.8	(2)	1.97%

Walter P. Patten Director; Executive Officer	22,678.5	(2)	0.49%

W. B. Roberts, Jr. Director	16,336.6		0.36%

R. Sidney Ross Director	535,532.7		11.68%

B. Gene Waldron Director	48,559.5		1.06%

Al D. Ross Executive Officer	4,521.3		0.10%

Paul Williams Executive Officer	2,896.3		0.06%

All directors and executive officers as a group (12 persons)	1,143,566.2		24.95%

(1) Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trust or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities not held of record by that person or entity.

(2) Includes shares held by Trustees of Colony Bankcorp, Inc. Profit Sharing and Stock Bonus Plan of which Mr. Hester has 38,589.3 allocated shares; Mr. Minix has 18,467.8 allocated shares; Mr. Patten has 8,807.3 allocated shares; Mr. Al Ross has 453.3 allocated shares and Mr. Williams has 603 allocated shares as of December 31, 2002. Although shares are held by Trustees, all plan participants direct the Trustees in the manner in which they wish their allocated shares to be voted. Unallocated shares, if any, will not be voted pursuant to the plan.

Executive Compensation

The following table sets forth the total annual compensation paid in each of the last three fiscal years to those persons who served as Executive Officer for any part of the preceding fiscal year and who received an annual salary and bonus in excess of $100,000 (collectively, the “Named Executive Officers”) in the last fiscal year.

Summary Compensation Table

	Annual Compensation								(2) Long-Term Compensation			(3) All Other Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation
James D. Minix President and Chief Executive Officer of the Company	2002 2001 2000	$ $ $	161,000 131,000 131,000	$ $ $	49,126 53,056 30,366	$ $ $	33,083 35,348 36,211	(1) (1) (1)		— — —		— — —

Terry L. Hester Executive Vice President and Chief Financial Officer of the Company	2002 2001 2000	$ $ $	97,500 94,000 89,500	$ $ $	6,345 9,532 7,061	$ $ $	17,221 17,935 16,501	(1) (1) (1)		— — —		— — —

Walter P. Patten Executive Vice President of the Company; President and CEO of Colony Bank Worth	2002 2001 2000	$ $ $	130,000 124,519 107,885	$ $ $	20,673 28,438 18,500	$ $ $	29,645 26,571 18,744	(1) (1) (1)	$ $ $	13,400 10,000 13,500	(2) (2) (2)	— — —

Al D. Ross Executive Vice President of the Company and President and CEO of Colony Bank Southeast	2002 2001 2000	$ $ $	97,500 92,500 76,650	$ $ $	21,000 25,000 15,000	$ $ $	13,662 12,557 9,689	(1) (1) (1)	$ $ $	10,050 5,000 6,750	(2) (2)	— — —

Paul W. Williams Senior Vice President of the Company and President and CEO of Colony Management Services, Inc.	2002 2001 2000	$ $ $	105,500 101,500 99,000	$ $ $	8,200 10,722 7,579	$ $ $	11,027 11,234 11,409	(1) (1) (1)		— — —		— — —

Name	2001	2000	2002

(1) Includes dollar value of Group Term Life and company vehicle provided to executive officers as follows:

James D. Minix	$2,306	$1,902	$1,526
Terry L. Hester	$405	$472	$540
Walter P. Patten	$1,109	$1,076	$911
Al D. Ross	$805	$526	$186
Paul Williams	$867	$872	$1,012

Includes contribution to the profit sharing plan of Colony Bankcorp, Inc. as follows:

James D. Minix	$13,277	$14,246	$12,635
Terry L. Hester	$6,516	$8,013	$7,561
Walter P. Patten	$9,486	$6,195	$7,533
Al D. Ross	$7,457	$7,081	$5,903
Paul Williams	$7,160	$7,362	$7,397

Includes director’s fees paid by the Company and its subsidiaries as follows:

James D. Minix	$17,500	$19,200	$22,050
Terry L. Hester	$10,300	$9,450	$8,400
Walter P. Patten	$19,050	$19,300	$10,300
Al D. Ross	$5,400	$4,950	$3,600
Paul Williams	$3,000	$3,000	$3,000

(2) Mr. Patten received 1,000 shares of Colony stock with a fair market value of $13.40 per share, 1,000 shares with a fair market value of $10.00 per share and 1,000 shares with a fair market value of $13.50 per share respectively for 2002, 2001 and 2000. Mr. Ross received 750 shares of Colony stock with a fair market value of $13.40 per share, 500 shares with a fair market value of $10.00 per share and 500 shares with a fair market value of $13.50 per share respectively for 2002, 2001 and 2000. These shares were issued pursuant to Colony Bankcorp, Inc. Restricted Stock Grant Plan dated February 16, 1999. Shares granted are fully vested after three years. None of the other executive officers received a stock grant.

(3) There was no additional compensation for any executive officers.

Profit Sharing and Stock Bonus Plans

Each of the subsidiary banks of the Company has adopted a profit sharing and stock bonus plan which provides for the Board of Directors to make a discretionary contribution to the plan out of profits in an amount not to exceed 10% of the total annual compensation of the employees eligible to participate in the plan. Employees are eligible to participate after completion of one year of service. The contribution by the Bank is allocated among the participants according to the ratio of the participant’s compensation to the total compensation of all employees. The employee’s interest vests over a period of seven years; prior to 1989 an employee’s interest in its individual account vested over a period of eleven years. For the year ending December 31, 2002, the Board of Directors of the Company and subsidiary banks voted to contribute in the aggregate $408,476 of the profits of the Company to the Company’s profit sharing plans.

Other Compensation and Benefit Plans

Incentive Cash Plan. Bonuses for our Cash Incentive Plan are tied to a weighting factor, of which one-half of the bonus award is based on the Company’s return on equity, along with other weighting factors of loan growth, problem asset reduction, net interest margin, net overhead, past due loan levels and charge-off loan levels with the reward potential within a range of 6.25% to 50% of salary. The compensation listed as “bonus” in the summary compensation table for executive compensation represents payments under the cash incentive plan to the listed executive officers.

Transactions with the Company

Loans. The Company’s directors and officers from time to time have borrowed funds from the Company’s subsidiaries for various business and personal reasons. Such loans are made in strict compliance with state and Federal statutes and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance.

As of December 31, 2002, certain officers, executive officers, directors, and companies in which they are an executive officer or partner or in which they have a 10% or more beneficial interest, were indebted to the bank in the aggregate amount of $12,698,926. Such loans were (1) made in the ordinary course of business; (2) were made on substantially the same terms, including interest rates and collateral, as were prevailing at the time for comparable transactions with other persons; and (3) did not involve more than normal risk of collectibility or present other unfavorable features.

The Company and its subsidiaries utilized the services of Mills and Chasteen, P.C. during 2002. Mr. Ben B. Mills, Jr. is a director of the Company and a partner in that law firm.

The Company and its subsidiaries utilized the services of Martin, Snow, LLP during 2002. Mr. Edward J. Harrell is a director of the Company and a partner in that law firm.

Legal Proceedings

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or any of its subsidiaries is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds ten percent of the current assets of the Company and its subsidiaries on a consolidated basis.

During the previous five years, no director, person nominated to become a director, or executive officer of the Company was the subject of a legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Report on Executive Compensation

The Colony Bankcorp Compensation Committee makes this report on executive compensation for the fiscal year ended December 31, 2002.

One of the committee’s responsibilities is to determine the compensation of the executive officers of Colony Bankcorp, Inc. and its subsidiaries (“Colony Bankcorp”), including those named in the Summary Compensation Table which appears elsewhere in this proxy statement. The components of executive compensation are salary, bonus awards under the Company’s Incentive Cash Plan, contributions by the Company to its Profit Sharing Plan, director fees and the dollar value of our group term life insurance and company vehicles provided to executive officers.

It is our policy to determine the salary components of executive compensation principally upon the basis of corporate performance, although the elements of corporate performance may vary from year to year. Among the performance factors which we consider are corporate profitability, asset quality, growth and corporate performance relative to industry standards such as problem asset levels, past due loan levels, loan production, net interest rate margin and net overhead. We do not use a formula to calculate the relative weight of these performance factors in establishing base salary, but do give significant subjective weight to the overall value of Colony Bankcorp from year to year.

We also take into account how the overall level of Colony Bankcorp’s executive compensation compares to similar-sized bank holding companies in the Southeastern United States. It was determined that the salary and bonus component of executive compensation was generally within competitive market limits of similar-sized bank holding companies. All other employment benefits of the executive officers were found to be generally within competitive limits.

In setting the compensation for fiscal year 2002 of James D. Minix, the Company’s President and Chief Executive Officer, which included a 22.90% salary increase and a continuation of the bonus award with the Company’s Cash Incentive Plan within a range of 12.50% to 50.00% of salary, we did not apply an objective formula, but did take into account the following factors:

1.	During the fiscal year 2001, Colony Bankcorp continued to increase in value as reflected by an approximate 4.38% increase in stockholder’s equity from fiscal year 2000. During that same period, the market value of the Company’s common stock increased by approximately 34.00%.

2.	Colony Bankcorp posted record earnings for fiscal year 2001. Net income for 2001 increased by approximately 8.00% from 2000.

3.	Colony Bankcorp’s total assets increased by approximately 19.60% from fiscal 2000 to fiscal 2001.

The compensation committee considered similar factors in setting the compensation for Messrs. Hester, Patten, Ross and Williams.

The Board of Directors of the Company did not modify or reject any recommendations we made in 2002 with respect to compensation decisions.

COLONY BANKCORP, INC. COMPENSATION COMMITTEE:

Terry L. Coleman	James D. Minix
L. Morris Downing, Jr.	Joe K. Shiver, Director Emeritus
Harold E. Kimball

James D. Minix is an executive officer of the company but does not participate in any matters relating to his compensation.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of the Company’s 2002 audited consolidated financial statements.

•	The Committee has reviewed and discussed the Company’s 2002 audited consolidated financial statements with the Company’s management;

•	The Committee has discussed with the independent auditors, McNair, McLemore, Middlebrooks, & Co., LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•	The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the corporation and its related entities) and has discussed with the auditors the auditor’s independence from the Company; and

•	Based on review and discussions of the Company’s 2002 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2002 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

March 18, 2003	AUDIT COMMITTEE:
	Harold E. Kimball	B. Gene Waldron
	L. Morris Downing, Jr.	Terry L. Coleman
Joe K. Shiver, Director Emeritus

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Exhibit A. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

Independence of Audit Committee Members

The Company’s Audit Committee is comprised of Harold E. Kimball, L. Morris Downing, Jr., B. Gene Waldron, Terry L. Coleman and Joe K. Shiver, Director Emeritus. Each of these members meets the requirements for independence as defined by the applicable Nasdaq standards.

Exhibit A

COLONY BANKCORP, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of and should foster adherence to the corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department.

•	Provide an open avenue of communications among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill theses responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. “Independent director” means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet monthly or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee, or at least its Chair, should meet with the independent accountants and management quarterly to review the Corporation’s financials.

IV.	RESPONSIBILITIES AND DUTIES

1.	Review and update this Charter periodically, at least annually, as conditions dictate.

2.	Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

4.	Review with financial management and the independent accountants the 10-Q and 10-K prior to its filing. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

5.	Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. The committee shall receive annually from the independent accountants, a formal written statement delineating all relationships between the auditor and the company consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or service that may impact the objectivity and independence of the auditor and for taking or recommending that the full board take appropriate action to ensure the independence of the outside auditor.

6.	The Committee shall ensure the outside auditor’s ultimate accountability to the Board of Directors and the audit committee, as representatives of shareholders and these shareholder representatives’ shall have ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

7.	Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Processes

8.	In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

9.	Consider the independent accountant’s judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

10.	Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

11.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

12.	Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

14.	Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

15.	Review activities, organizational structure, and qualification of the internal audit department.

16.	Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

17.	Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

18.	Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

COLONY BANKCORP, INC & SUBSIDIARIES

SELECTED FINANCIAL DATA

The following financial information are tabular presentations of the financial condition in interest rate sensitivity of the company.

	Year Ended December 31,
	2002	2001	2000	1999	1998
Selected Balance Sheet Data:
Total Assets	781,101	621,549	519,903	435,272	381,348
Total Loans	571,816	456,052	388,003	315,435	252,864
Total Deposits	664,594	528,017	450,012	374,450	330,746
Investment Securities	90,407	77,433	68,905	61,393	69,704
Federal Home Loan Bank Stock	2,837	2,214	1,610	1,426	2,094
Stockholders’ Equity	51,428	41,971	40,210	35,011	33,096

Selected Income Statement Data:
Interest Income	46,258	45,884	41,758	33,260	30,653
Interest Expense	21,996	25,740	22,265	17,114	15,521

Net Interest Income	24,262	20,144	19,493	16,146	15,132
Provision for Loan Losses	2,820	1,854	2,280	1,166	1,157
Other Income	5,882	4,527	3,491	3,119	2,659
Other Expenses	18,731	15,507	14,004	12,017	11,090

Income Before Tax	8,593	7,310	6,700	6,082	5,544
Income Tax Expense	2,841	2,444	2,187	1,902	1,692

Net Income before minority interest and cumulative effect	5,752	4,866	4,513	4,180	3,852

Minority interest	—	—	—	—	—

Net income before cumulative effect	5,752	4,866	4,513	4,180	3,852
Cumulative effect	—	—	—	—	—

Net Income	5,752	4,866	4,513	4,180	3,852

Weighted Average Shares Outstanding	4,485	4,422	4,439	4,435	4,426
Shares Outstanding	4,573	4,241	4,440	4,435	4,426
Intangible Assets	847	457	511	208	226
Dividends Paid	1,258	1,055	844	621	510
Average Assets	707,631	563,945	476,753	406,794	353,492
Average Stockholders’ Equity	47,910	42,697	37,238	34,204	31,524
Net Charge-offs	2,067	1,356	1,301	1,210	1,006
Reserve for Loan Losses	7,364	6,159	5,661	4,682	4,726
OREO	1,357	1,554	349	883	908
Nonperforming Loans	7,868	8,913	5,937	5,761	6,339
Nonperforming Assets	9,225	10,467	6,286	6,644	7,247
Average Earning Assets	669,724	530,787	448,657	378,367	323,464
Noninterest Bearing Deposits	51,533	45,967	38,649	33,720	29,216

COLONY BANKCORP, INC & SUBSIDIARIES

SELECTED FINANCIAL DATA

	Year Ended December 31,
	2002	2001	2000	1999	1998
PER SHARE DATA:
Net Income	1.28	1.10	1.02	0.94	0.87
Book Value	11.25	9.90	9.06	7.89	7.48
Tangible Book Value	11.06	9.79	8.94	7.85	7.43
Dividends	0.275	0.24	0.19	0.14	0.12

PROFITABILITY RATIOS:
Net Income to Average Assets	0.81%	0.86%	0.95%	1.03%	1.09%
Net Income to Average Stockholders’ Equity	12.01%	11.40%	12.12%	12.22%	12.22%
Net Interest Margin	3.67%	3.84%	4.39%	4.33%	4.66%

LOAN QUALITY RATIOS:
Net Charge-offs to Total Loans	0.36%	0.30%	0.34%	0.38%	0.40%
Reserve for Loan Losses to Total Loans and OREO	1.29%	1.35%	1.46%	1.48%	1.86%
Nonperforming Assets to Total Loans and OREO	1.61%	2.29%	1.62%	2.10%	2.86%
Reserve for Loan Losses to Nonperforming Loans	93.59%	69.10%	95.35%	81.27%	74.55%
Reserve for Loan Losses to Total Nonperforming Assets	79.83%	58.84%	90.06%	70.47%	65.21%

LIQUIDITY RATIOS:
Loans to Total Deposits	86.04%	86.37%	86.22%	84.24%	76.45%
Loans to Average Earning Assets	85.38%	85.92%	86.48%	83.37%	78.17%
Noninterest-Bearing Deposits to Total Deposits	7.75%	8.71%	8.59%	9.01%	8.83%

CAPITAL ADEQUACY RATIOS:
Common Stockholders’ Equity to Total Assets	6.58%	6.75%	7.73%	8.04%	8.68%
Total Stockholder’s Equity to Total Assets	6.58%	6.75%	7.73%	8.04%	8.68%
Dividend Payout Ratio	21.48%	21.82%	18.70%	14.86%	13.24%

COLONY BANKCORP, INC. AND SUBSIDIARIES

QUARTERLY RESULTS OF OPERATIONS

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
2002	($ in thousands, except per share data)
Interest Income	11,811	11,936	11,960	10,551
Interest Expense	5,460	5,445	5,705	5,386

Net Interest Income	6,351	6,491	6,255	5,165
Provision for Loan Losses	681	990	863	286
Securities Gains (Losses)	—	488	507	—
Noninterest Income	1,358	1,291	1,143	1,095
Noninterest Expense	5,158	4,972	4,647	3,954

Income Before Income Taxes	1,870	2,308	2,395	2,020
Provision for Income Taxes	580	788	813	660

Net Income	1,290	1,520	1,582	1,360

Net Income per Common Share
Basic	0.28	0.33	0.35	0.32
Diluted	0.28	0.33	0.35	0.32

	Three Months Ended
	Dec. 31	Sept. 30	June 30	Mar. 31
2001	($ in thousands, except per share data)
Interest Income	11,277	11,654	11,535	11,418
Interest Expense	6,116	6,534	6,568	6,522

Net Interest Income	5,161	5,120	4,967	4,896
Provision for Loan Losses	742	453	373	286
Securities Gains (Losses)	323	—	49	15
Noninterest Income	1,180	990	1,013	957
Noninterest Expense	4,130	3,899	3,792	3,686

Income Before Income Taxes	1,792	1,758	1,864	1,896
Provision for Income Taxes	568	598	642	636

Net Income	1,224	1,160	1,222	1,260

Net Income per Common Share
Basic	0.29	0.26	0.27	0.28
Diluted	0.29	0.26	0.27	0.28

COLONY BANKCORP, INC. AND SUBSIDIARIES

INTEREST RATE SENSITIVITY

The following table is an analyis of the Company’s interest rate-sensitivity position at December 31, 2002. The interest rate-sensitivity gap, which is the difference between interest-earning assets and interest-bearing liabilities by repricing period, is based upon maturity or first repricing opportunity, along with a cumulative interest rate-sensitivity gap. It is important to note that the table indicates a position at a specific point in time and may not be reflective of positions at other times during the year or in subsequent periods. Major changes in the gap position can be, and are, made promptly as market outlooks change.

	Assets and Liabilities Repricing Within
($ in thousands)	3 Months or Less	4 to 12 Months	1 Year	1 to 5 Years	Over 5 Years	Total

EARNING ASSETS:
Interest-bearing deposits	14,046		14,046			14,046
Federal Funds Sold	47,993		47,993			47,993
Investment Securities	14,355	3,509	17,864	59,746	12,797	90,407
Loans, Net of Unearned Income	230,164	121,428	351,592	203,401	16,823	571,816
Other interest-bearing assets	9,747	1,023	10,770			10,770

Total Interest-earning assets	316,305	125,960	442,265	263,147	29,620	735,032

INTEREST-BEARING LIABILITIES:
Interest-bearing Demand deposits (1)	138,526		138,526			138,526
Savings (1)	30,102		30,102			30,102
Time Deposits	137,225	265,229	402,454	41,978		444,432
Short-term borrowings (2)	5,427	1,000	6,427	8,500	31,500	46,427
Trust Preferred Securities	14,000		14,000			14,000

Total interest-bearing liabilities	325,280	266,229	591,509	50,478	31,500	673,487

Interest rate-sensitivity gap	(8,975)	(140,269)	(149,244)	212,669	(1,880)	61,545

Cumulative interest rate-sensitivity gap	(8,975)	(149,244)	(149,244)	63,425	61,545

Interest rate-sensitivity gap as a percentage of interest-earning assets	-1.22%	-19.08%	-20.30%	28.93%	-0.26%

Cummulative interest rate-sensitivity gap as a percentage of interest-earning assets	-1.22%	-20.30%	-20.30%	8.63%	8.37%

(1) Interest-bearing Demand and Savings Accounts for repricing purposes are considered to reprice within 3 months or less.

(2) Short-term borrowings for repricing purposes are considered to reprice within 3 months or less.

PERFORMANCE GRAPH

The following graph shows the comparison of five-year cumulative total return among (1) Colony Bankcorp, Inc. common stock, (ii) the NASDAQ-Total US Index and (iii) SNL Southeast Banks Index.

	Period Ending
Index	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Colony Bankcorp	$100.00	$138.21	$147.94	$111.61	$152.81	$185.93
NASDAQ—Total US*	$100.00	$140.99	$261.48	$157.42	$124.89	$86.33
SNL Southeast Bank Index	$100.00	$106.46	$83.77	$84.12	$104.79	$115.76

* Assumes $100.00 invested on December 31, 1997.

Markets for the Registrant’s Common Stock and Related Stockholder Matters

Effective April 2, 1998 Colony Bankcorp, Inc. common stock is quoted on the NASDAQ National Market under the symbol “CBAN”. Prior to this date, there was no public market for the common stock of the registrant.

The following table sets for the high, low and close sale prices per share of the common stock as reported on the NASDAQ National Market, and the dividends declared per share for the periods indicated.

Year Ended December 31, 2002	High	Low	Close	Dividend Per Share
Fourth Quarter	$16.00	$13.60	$16.00	$0.075
Third Quarter	16.19	13.70	14.50	0.070
Second Quarter	14.70	13.00	13.75	0.070
First Quarter	13.89	12.73	13.80	0.060

Year Ended December 31, 2001	High	Low	Close	Dividend Per Share
Fourth Quarter	$13.40	$10.94	$13.40	$0.060
Third Quarter	12.50	9.51	10.94	0.060
Second Quarter	12.75	10.55	11.50	0.060
First Quarter	13.00	10.00	11.50	0.060

The Registrant paid cash dividends on its common stock of $1,257,689 or $0.275 per share and $1,054,636 or $0.24 per share in 2002 and 2001 respectively. The Company’s Board of Directors approved a reduction in the par value of common stock on February 16, 1999. Par value was reduced from $10 to $1 per share.

As of December 31, 2002, the Company had approximately 1,218 shareholders of record.

Compliance with Section 16(a) of the 1934 Act

Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC require our executive officers and directors and persons who beneficially own more than ten percent of any class of our equity securities, as well as certain affiliates of such persons to file initial reports of ownership of any equity securities of Colony Bankcorp and subsequent reports of changes in ownership of such securities with the SEC. Such persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based soley on our review of the copies of such reports that we have received and written representation from such reporting persons that no other reports were required, we believe that, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our directors and executive officers were complied within a timely manner.

Independent Public Accountants

The firm of McNair, McLemore, Middlebrooks & Co., LLP, Macon, Georgia, has served as our independent accountants each year since 1995, and we consider them to be well qualified. Our Board of Directors has selected McNair, McLemore, Middlebrooks & Co., LLP, to serve as our independent accountants for the fiscal year ending December 31, 2003. Representatives of that firm will be present at the Annual meeting and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

Audit Fees. In connection with services rendered in connection with the audit of the Company’s annual financial statements and the review of the Company’s interim financial statements, the Company has estimated that its total audit fees for fiscal year 2002 were approximately $111,685. This figure is based on an estimate provided by our accountants, McNair, McLemore, Middlebrooks & Co., LLP, and includes fees for services that were billed to the Company in fiscal year 2002 and 2003 in connection with the 2002 fiscal year audit.

Financial Information Systems Design and Implementation Fees. The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2002.

Other Fees. During fiscal year 2002, the company was billed $47,658 by its principal accountants for services not described above. These “other fees” were for services including tax advice, consulting services, etc.

The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants.

Changes in and Disagreement with Accountants on Accounting and Financial Disclosure. There was no accounting or disclosure disagreement or reportable event with the former or current auditors that would have required the filing of a report on Form 8-K.

Shareholder Proposals for 2002 Meeting

Shareholder proposals that are intended to be presented at our 2003 Meeting of Shareholders must be received by us no later than November 21, 2003, in order to be included in our proxy statement and related proxy materials for that meeting. Any notice of a shareholder proposal not received by us on or before February 4, 2004, will not be considered timely and will not be submitted to the shareholders at the 2004 annual meeting. Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

Other Matters Which May Come Before the Annual Meeting

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in Colony Bankcorp’s best interest.

Annual Reports

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the company a copy of its annual report to the Securities and Exchange Commission on Form 10-K (the “10-K”) for the fiscal year ended December 31, 2002, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of the proxy statement.

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS:

The undersigned hereby appoints L. Morris Downing, Jr. and James D. Minix and each of them, with full power of substitution, to represent and vote as designated herein at the annual meeting of shareholders of Colony Bankcorp, Inc. to be held Tuesday, April 22, 2003 at 6:00 p.m., local time, at Colony Bankcorp, Inc. Corporate Offices at 115 South Grant Street, Fitzgerald, Georgia and at any adjournment or postponement thereof; with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the exceeded form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL I: To elect the ten nominees listed below to serve as directors for the following year:

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Terry L. Coleman	James D. Minix
L. Morris Downing, Jr.	Walter P. Patten
Edward J. Harrell	W. B. Roberts, Jr.
Terry L. Hester	R. Sidney Ross
Harold E. Kimball	B. Gene Waldron

INSTRUCTIONS: To withhold authority to vote for any individual nominees, mark “FOR” above and write the names of such nominees for whom you wish to withhold authority in the space provided below:

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR ALL NOMINEES LISTED ABOVE.

The Board of Directors recommends a vote FOR the election of the above nominees to the Board of Directors.

(Continued on Reverse Side)

If other matters properly come before the meeting, the persons named herein as proxy shall have the discretionary authority to vote with respect to such matters after considering the recommendations of management.

The undersigned hereby acknowledge receipt of the annual report of the company for the fiscal year ended December 31, 2002 and the notice of annual meeting and proxy statement of the Company for the above-mentioned annual meeting of shareholders.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized person.

DATE:                                         , 2003

INDIVIDUALS:	ENTITIES: (Please Print)

Name (Please Print)	By:

Signature	Signature

Name of Joint Tenant or Tenant-In-Common, if any (Please Print)	Position

Signature of Joint Tenant or Tenant-In-Common, if any